UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2008

NVIDIA CORPORATION (Exact name of registrant as specified in its charter)

Delaware	0-23985	94-3177549
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2701 San Tomas Expressway, Santa Clara, CA (Address of principal executive offices)	95050 (Zip Code)

Registrant’s telephone number, including area code: (408) 486-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously disclosed in a Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 22, 2008, NVIDIA Corporation entered into Memoranda of Understanding on September 19, 2008 regarding the settlement of the stockholder derivative lawsuits relating to our historical stock option practices.  On November 10, 2008, the definitive settlement agreements were concurrently filed in the Chancery Court of Delaware and the United States District Court Northern District of California and are subject to approval by both such courts.  The settlement agreements do not contain any admission of wrongdoing or fault on the part of NVIDIA, our board of directors or executive officers.  The terms of the settlement agreements include, among other things, the agreement by the board of directors to continue and to implement certain corporate governance changes; acknowledgement of the prior amendment of certain options through re-pricings and limitations of the relevant exercise periods; an agreement by Jen-Hsun Huang, our president and chief executive officer, to amend certain additional options to increase the aggregate exercise price of such options by $3.5 million or to cancel options with an intrinsic value of $3.5 million; an $8.0 million cash payment by our insurance carrier to NVIDIA; and an agreement to not object to attorneys’ fees to be paid by NVIDIA to plaintiffs’ counsel of no more than $7.25 million, if approved by the courts.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NVIDIA Corporation
Date: November 10, 2008	By: /s/ David M. Shannon
David M. Shannon
Senior Vice President, General Counsel and Secretary